EXHIBIT 10.3
Director Stock Ownership and Retention Guidelines
The Board of Directors of the Registrant expects all directors to display confidence in the Company by ownership of a significant amount of stock. On September 6, 2006, the Board adopted Director Stock Ownership and Retention Guidelines. The target for a director is four times the director’s annual retainer. In addition, the Board has structured its compensation program to result in ownership of stock or stock units at the targeted level after four years of service as a director. The Governance Committee will periodically assess the guidelines and directors’ ownership relative to these guidelines and make recommendations as appropriate.
To facilitate directors’ compliance with the stock ownership guidelines, the Board of Directors has established holding period requirements for directors receiving equity compensation awards under the 2006 Equity Incentive Plan. Directors who are not at their targeted stock ownership level must hold 50% of the net shares realized from unrestricted shares or from any exercise of options acquired under the 2006 Equity Incentive Plan. “Net shares realized” means unrestricted shares acquired by a director under the 2006 Equity Incentive Plan net of any shares sold to pay the exercise price (if any) and an amount equal to the taxes that would have been withheld by the Company were the director an employee. In addition, until the guidelines are met a director must defer 25% of restricted stock unit grants with settlement to occur in stock beginning six months after retiring from the Board of Directors.
Shares held by the director, shares held by family members in the same household, and deferred stock units are included in the value of the stock held by the director. Stock options, restricted stock and restricted stock units (other than those deferred) are not included in the value of stock held by a director.
These guidelines are in addition to the Company’s policy against trading while in possession of inside information and the procedures under that policy, including applicable timing restrictions and permission requirements.